Exhibit 4.27

DATED: 14 January, 2005

THE GUARANTORS

NUCLEAR GENERATION DECOMMISSIONING FUND LIMITED

(to be renamed Nuclear Liabilities Fund Limited)

- AND -

THE SECRETARY OF STATE FOR TRADE AND INDUSTRY

GUARANTEE AND INDEMNITY

CONTENTS

Clause		Page
1	INTERPRETATION	2

2	GUARANTEE AND INDEMNITY	4

3	ADDITIONAL GUARANTORS; RELEASE OF GUARANTORS	8

4	LATE PAYMENT	10

5	REPRESENTATIONS AND WARRANTIES	10

6	UNDERTAKINGS	11

7	NO SET-OFF OR WITHHOLDING	16

8	SET-OFF BY GUARANTEED PARTY	17

9	LIABILITY	17

10	REMEDIES AND WAIVERS	17

11	INVALIDITY	18

12	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999	18

13	FURTHER ASSURANCE	18

14	ENTIRE AGREEMENT	18

15	ASSIGNMENT	19

16	NOTICES	19

17	COSTS AND EXPENSES	20

18	COUNTERPARTS	20

19	CHOICE OF GOVERNING LAW	20

20	JURISDICTION	20

21	AGENT FOR SERVICE	21

Schedule 1 Guarantors		22

Schedule 2 Form of Accession Deed	23

Schedule 3 Documents for Additional Guarantors	24

Schedule 4 Material Subsidiaries	25

GUARANTEE AND INDEMNITY

DATE: 14 January, 2005

PARTIES:

(1)	THE GUARANTORS, being at the date of this deed the persons specified in Schedule 1 (Guarantors);

(2)	NUCLEAR GENERATION DECOMMISSIONING FUND LIMITED of 16 Rothesay Place, Edinburgh EH3 7SQ (registered in Scotland No. SC164685) (to be renamed Nuclear Liabilities Fund Limited) (“NLF”); and

(3)	THE SECRETARY OF STATE FOR TRADE AND INDUSTRY of One Victoria Street, London SW1H OET (the “Secretary of State”).

BACKGROUND

(A)	In 1996 the Secretary of State privatised certain parts of the nuclear generation industry in the United Kingdom through a sale of shares in British Energy Plc (“British Energy”).

(B)	To facilitate the privatisation, a segregated fund was established for the purpose of providing arrangements for funding certain nuclear decommissioning liabilities of BEG and BEG(UK), and for this purpose the Nuclear Trust and NLF were established.

(C)	In September 2002, British Energy initiated discussions with the Secretary of State with a view to seeking immediate financial support and to enable a longer term restructuring of British Energy to take place. In November 2002, British Energy announced the principles of a restructuring of the Group with its significant financial creditors which, together with other proposals agreed between British Energy and the Secretary of State, were intended to lead to a solvent restructuring of British Energy.

(D)	British Energy, certain other members of the British Energy group and its significant financial creditors entered into a creditors’ restructuring agreement dated as of 30 September 2003 (the “Creditors Restructuring Agreement”) under the terms of which a solvent restructuring of the British Energy group would be effected. The solvent restructuring of the British Energy group to be thereby effected involved, inter alia, the creation of a new ultimate parent company, British Energy Group plc (“BE plc”) and a new wholly-owned subsidiary of BE plc, British Energy Holdings plc (“Holdings”). BE plc and Holdings will become the holding companies of BEG and BEG (UK).

(E)	The proposals agreed between the Secretary of State and British Energy in connection with the restructuring of British Energy require British Energy and the other Guarantors to guarantee the obligations of the Licensees, the Ultimate Parent Company and Holdings under the Liabilities Documents.

(F)	On 1 October 2003, British Energy, BEG, BEG (UK), certain other members of the British Energy group, NLF and the Secretary of State entered into an agreement (the “Government Restructuring Agreement”) under the terms of which they agreed to enter into the agreements that constitute the Liabilities Documents including, amongst other agreements, this Deed.

(H)	Subject to the conditions set out in the Government Restructuring Agreement (which have been satisfied in full or waived in accordance with the terms thereof), the parties have agreed, inter alia, to enter into this Deed to record the provisions relating to the guarantee referred to in Recital E.

THIS DEED PROVIDES as follows:

1	INTERPRETATION

1.1	In this Deed (including the Recitals):

“Accession Deed”	means a document substantially in the form set out in Schedule 2 (Form of Accession Deed);

“Accounts”	means the consolidated annual accounts of the Group prepared in accordance with UK GAAP for the purposes of the Companies Act 1985 and audited and reported upon by the auditors of the Ultimate Parent Company as the main accounts of the Group;

“Additional Guarantor”	means a person which becomes an additional guarantor pursuant to, and in accordance with, clause 3 (Additional Guarantors; Release of Guarantors);

“Default Event”	has the meaning given to that expression in the Contribution Agreement;

“Eggborough Subsidiaries”	means Eggborough Power (Holdings) Limited and Eggborough Power Limited;

“Guaranteed Obligations”	has the meaning set out in clause 2.1;

“Guaranteed Party”	means the Secretary of State, NLF and any assignee or nominee of the Secretary of State under any of the Liabilities Documents (including, without limitation, any Station Purchaser and the Nirex Purchaser) to the extent that any such assignee or nominee has had rights under the Liabilities Documents vested in it by virtue of a permitted assignment or nomination of such rights;

“Guarantors”	means each person specified in Schedule 1 (Guarantors) and each Additional Guarantor, unless it has ceased to be a Guarantor in accordance with clause 3 (Additional Guarantors; Release of Guarantors);

“Material Subsidiary”	has the meaning given in Schedule 4 (Material Subsidiaries);

“Nirex Purchaser”	has the meaning given in the Nirex Option Agreement;

“Nuclear Liabilities Funding Agreement”	means the nuclear liabilities funding agreement of even date between the NLF, BEG(UK), BEG, BE plc, Holdings and the Secretary of State pursuant to which the NLF and the Secretary of State undertake to fund certain nuclear decommissioning and other liabilities of the Licensees;

“Obligors”	has the meaning given in clause 2.1;

“Proceedings”	means any proceeding, suit or action arising out of or in connection with this Deed;

“Service Documents”	means a claim form, application notice, order, judgement or other document relating to any Proceedings;

“Station Purchaser”	has the meaning given in the Option Agreement; and

“Trust Deed”	means the trust deed constituting the New Bonds between Holdings (as Issuer), The Law Debenture Trust Corporation p.l.c. (as Trustee) and certain members of the Group (as Guarantors).

1.2	In this Deed, unless otherwise stated:

1.2.1	words importing the singular only shall include the plural and vice versa;

1.2.2	references to any “party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

1.2.3	references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

1.2.4	references to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

1.2.5	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

1.2.6	any reference to a “day” (including within the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

1.2.7	a reference to any other document referred to in this Deed is a reference to that other document as amended, varied, novated or supplemented at any time;

1.2.8	(A)	the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and
	(B)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

1.2.9	the Schedules form part of this Deed and shall have the same force and effect as if expressly set out in the body of this Deed, and reference to this Deed shall include the Schedules;

1.2.10	references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term; and

1.2.11	a reference to a “clause”, “paragraph” or a “Schedule” is a reference to a clause or paragraph of, or a schedule to, this Deed.

1.3	All headings and titles are inserted for convenience only. They are to be ignored in the interpretation of this Deed.

1.4	Capitalised terms not otherwise defined in this Deed have the meanings ascribed to them in the Nuclear Liabilities Funding Agreement, or, if any such term is not defined in the Nuclear Liabilities Funding Agreement, in the Trust Deed (including any term incorporated in the Trust Deed by reference).

2	GUARANTEE AND INDEMNITY

Guarantee

2.1	In consideration of the Secretary of State and NLF entering into the Liabilities Documents, the Guarantors hereby unconditionally and irrevocably guarantee to the Guaranteed Parties the due and punctual performance and observance by the Licensees, Holdings and the Ultimate Parent Company (the “Obligors”) of all of their respective obligations, commitments and undertakings under or pursuant to each of the Liabilities Documents (the “Guaranteed Obligations”).

2.2	If and whenever an Obligor defaults for any reason whatsoever in the performance or satisfaction of any Guaranteed Obligation, each Guarantor shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure satisfaction of) such Guaranteed Obligation in the manner prescribed by the Liabilities Document and so that the same benefits shall be conferred on the Guaranteed Parties as would have been received if such Guaranteed Obligation had been duly performed and satisfied by the applicable Obligor. However, nothing in this clause 2.2 shall require a Guarantor to perform any obligation of an Obligor (excluding any payment obligation) the performance of which by the Guarantor would be in breach of any law or regulation if performed by the Guarantor.

2.3	As a separate and independent obligation, the Guarantors agree that any Guaranteed Obligation expressed to be undertaken by an Obligor (including in each case and without limitation, any payment expressed to be payable under this Deed) which may not be enforceable against or recoverable from such Obligor whether:

2.3.1	by reason of any legal limitation or incapacity on or of the Obligor; or

2.3.2	by reason of any other fact or circumstance whatsoever (and whether any such fact or circumstance shall have been known to any Guaranteed Party or not),

shall nevertheless be enforceable against each Guarantor as though it were the sole or principal obligor and shall be performed, satisfied or paid by that Guarantor on demand. However, nothing in this clause 2.3 shall require a Guarantor to perform any obligation of an Obligor (excluding, in each case, any payment obligation) the performance of which by the Guarantor would be in breach of any law or regulation if performed by the Guarantor.

Indemnity

2.4	As an original and independent obligation under this Deed, each Guarantor shall:

2.4.1	indemnify the Guaranteed Parties and keep the Guaranteed Parties indemnified against any loss or liability of whatever kind and all costs and expenses properly incurred by any of them (including, in each case and without limitation, in connection with preserving or enforcing, or attempting to preserve or enforce, its rights under this Deed) resulting from:

(A)	the failure by an Obligor to perform or satisfy any of the Guaranteed Obligations; or

(B)	any of the Guaranteed Obligations being or becoming void, voidable, unenforceable or ineffective; and

2.4.2	pay on demand the amount of such cost, loss, expense or liability whether or not any of the Guaranteed Parties has attempted to enforce any rights against an Obligor or any other person or otherwise.

Effect of other provisions, events and documents on guarantee and indemnity

2.5	The obligations of each Guarantor under this Deed:

2.5.1	are in addition to and not in substitution for any other guarantee, indemnity or any security which any or all of the Guaranteed Parties may at any time hold for the performance of the Guaranteed Obligations (whether under this Deed, another Liabilities Document or otherwise); and

2.5.2	may be enforced by each of the Guaranteed Parties in its sole and absolute discretion without first having recourse to any such other guarantee and, indemnity or security, without taking any steps or proceedings against an Obligor or any other person, and without resorting to any other means of procuring the performance or satisfaction of the relevant Guaranteed Obligation.

2.6	No Guarantor shall be released or discharged from any of its obligations under this Deed, nor shall any of such obligations be in any way prejudiced or affected, by:

2.6.1	any invalidity, unenforceability, illegality or voidability of any Guaranteed Obligation expressed to be assumed or owed by an Obligor or of the obligations of any other Guarantor; or

2.6.2	any variation or amendment of, or waiver or release of, the Guaranteed Obligations; or

2.6.3	time being given, or any other indulgence or concession being granted, by any of the Guaranteed Parties to an Obligor or any other person; or

2.6.4	the taking, holding, failure to take or hold, varying, realisation, non-enforcement, non-perfection or release by any of the Guaranteed Parties or any other person of any other guarantee, indemnity or any security for any of the Guaranteed Obligations; or

2.6.5	any change in the constitution of an Obligor; or

2.6.6	a Default Event occurring in relation to an Obligor or any Guarantor; or

2.6.7	any amalgamation, merger or reconstruction that may be effected by NLF with any other person or any sale or transfer of the whole or any part of the undertaking and assets of NLF to any other person; or

2.6.8	the existence of any claim, set-off or other rights which the Guarantor may have at any time against an Obligor, the Guaranteed Parties or any other person, or which an Obligor may have at any time against any or all of the Guaranteed Parties whether in connection with this Deed or otherwise; or

2.6.9	the granting by any or all of the Guaranteed Parties to an Obligor or any Guarantor of any other financial accommodation or the withdrawal or restriction by any or all of the Guaranteed Parties of any financial accommodation, or the absence of any notice to the Guarantor of any such granting, withdrawal or restriction; or

2.6.10	any arrangement or compromise entered into by any or all of the Guaranteed Parties with an Obligor or any Guarantor or any other person; or

2.6.11	any other thing done or omitted or neglected to be done by any or all of the Guaranteed Parties or any other person; or

2.6.12	any other dealing, fact, matter or thing which, but for this provision, might operate to exonerate or discharge the Guarantor from, or otherwise prejudice or affect, any of the Guarantor’s obligations under this Deed.

Restrictions connected with guarantee and indemnity

2.7	Until the Guaranteed Obligations have been discharged and satisfied in full no Guarantor shall, without the prior written consent of the Secretary of State:

2.7.1	be subrogated to any rights of any or all of the Guaranteed Parties arising under any document, or in respect of any proof in a Default Event in respect of an Obligor or otherwise howsoever; or

2.7.2	in respect of any sum payable or paid under this Deed, seek to enforce repayment from an Obligor or another surety, whether by subrogation, indemnity, contribution or otherwise, or to exercise any other right, claim or remedy in respect of the amount so paid or payable; or

2.7.3	for so long as any Guaranteed Party has an outstanding claim or proof, claim payment of any other sum for the time being due to it from an Obligor or another surety, save for sums (i) arising in the ordinary course of business (ii) payable pursuant to the Liabilities Documents or (iii) payable pursuant to any intra-Group arrangement implemented to facilitate the payment of such sums, nor shall any Guarantor exercise any other right, claim or remedy which it has in respect thereof; or

2.7.4	be entitled to any right of a surety (including any right of contribution from any other surety) discharging, in whole or in part, its liability in respect of the principal debt; or

2.7.5	be entitled to have or exercise any right as a surety (including any right of contribution from any other surety) in competition with a Guaranteed Party; or

2.7.6	claim any set-off or assert any counterclaim against an Obligor or another surety in relation to any liability of the Guarantor to the Obligor or any other surety.

2.8	Until the Guaranteed Obligations have been discharged and satisfied in full, no Guarantor shall, if a Default Event occurs in respect of an Obligor or another surety:

2.8.1	claim or prove in competition with any or all of the Guaranteed Parties in respect of any sum owing to the Guarantor by the Obligor or any other surety; or

2.8.2	at any time when a Guaranteed Party has an outstanding claim or proof, accept any direct or indirect payment or distribution in respect of any sum owing to the Guarantor by the Obligor or any other surety. However, a Guarantor shall, if so directed by the Secretary of State, prove for the whole or any part of any sum due to the Guarantor from an Obligor or any other surety on terms that the benefit of such proof and of all moneys to be received by the Guarantor in respect thereof shall be held on trust for the Guaranteed Parties (or such person or persons as the Secretary of State shall nominate) and applied in discharging the Guarantor’s obligations under this Deed.

3	ADDITIONAL GUARANTORS; RELEASE OF GUARANTORS

Additional Guarantors

3.1	The Secretary of State may require, by notice in writing to the Ultimate Parent Company, that any Material Subsidiary become an Additional Guarantor. If the Secretary of State makes such a request, the Ultimate Parent Company shall, within 15 Business Days of receipt of the notice from the Secretary of State, procure that:

3.1.1	a duly completed and executed Accession Deed is delivered to the Guaranteed Parties; and

3.1.2	the Secretary of State has received all of the documents and other evidence listed in Schedule 3 (Documents for Additional Guarantors) in relation to that Additional Guarantor, each in form and substance reasonably satisfactory to the Secretary of State.

In circumstances in which an assignment is to be effected under any or all of the other Liabilities Documents, the Ultimate Parent Company may also elect, without the consent of the Secretary of State or NLF, to procure that such assignee accedes to be bound by this Deed as an Additional Guarantor provided that such assignee has complied with the requirements of clauses 3.1.1 and 3.1.2.

3.2	The Secretary of State shall notify the Ultimate Parent Company and the Additional Guarantor promptly upon being satisfied that it has received (in form and substance reasonably satisfactory to it) all the documents and other evidence listed in Schedule 3 (Documents for Additional Guarantors).

3.3	The Guarantors and the Licensees shall procure that, immediately upon a person becoming the Ultimate Parent Company of the Group, that person shall become a party to this Deed as a Guarantor and the Guarantors and the Licensees shall procure that:

3.3.1	a duly completed and executed Accession Deed is delivered by that person to the Guaranteed Parties; and

3.3.2	the Secretary of State has received all of the documents and other evidence listed in Schedule 3 (Documents for Additional Guarantors) in relation to that person, each in form and substance reasonably satisfactory to the Secretary of State.

The Secretary of State shall notify the new Ultimate Parent Company promptly upon being satisfied that it has received (in form and substance reasonably satisfactory to it) all the documents and other evidence listed in Schedule 3 (Documents for Additional Guarantors).

3.4	Without prejudice to clause 3.1 or clause 3.2, at all times during which either (i) all or any of the New Bonds or the CTA Global Bond (each as defined in the Creditors Restructuring Agreement) are in issue; or (ii) any senior, unsecured debt resulting from a contemporaneous refinancing of the whole or part of the New Bonds or the CTA Global Bond is in issue the following shall apply:

3.4.1	The Ultimate Parent Company shall procure that the gross assets, turnover and profits (before interest and tax expense) of the Guarantors (taken as a whole) will at all times constitute in aggregate at least 90% of the consolidated gross assets, turnover and profits (before interest and tax expense) of the Group, calculated on a rolling four-quarter basis in accordance with UK GAAP (but excluding (a) all assets relating to amounts receivable under the Liabilities Documents, (b) the Eggborough Subsidiaries and (c) British Energy Trading Services Limited (for so long as it is unable to act as a Guarantor as a result of FSA or other legal or regulatory restriction relating to its business)).

3.4.2	In order to comply with clause 3.4.1, the Ultimate Parent Company may elect, without the consent of the Secretary of State or NLF, to procure that any Subsidiary accedes to be bound by this Deed as an Additional Guarantor provided that such accession shall not be effective until the relevant Subsidiary:

(A)	delivers a duly completed and executed Accession Deed to the Guaranteed Parties; and

(B)	provides to the Secretary of State all of the documents and other evidence listed in Schedule 3 (Documents for Additional Guarantors), each in form and substance reasonably satisfactory to the Secretary of State.

Release of Guarantors

3.5	The Ultimate Parent Company may request that a Guarantor ceases to be a Guarantor by a request made in writing and signed by the Ultimate Parent Company and the Guarantor. If:

3.5.1	the Guarantor is a Material Subsidiary, the Secretary of State may, in its sole and absolute discretion, accept or reject such request and promptly notify the Ultimate Parent Company and the Guarantor of its acceptance or rejection; or

3.5.2	the Guarantor is no longer a Material Subsidiary, the Secretary of State shall, subject to clause 3.4, accept such request and promptly notify the Ultimate Parent Company and the Guarantor of its acceptance, provided that the Secretary of State shall not be obliged to accept such request before it is determined in accordance with clause 3.6 below that the Guarantor is not a Material Subsidiary.

If the Secretary of State accepts a request under clause 3.5.1 or is required to accept a request under clause 3.5.2 the Guaranteed Parties will promptly execute a deed of release in respect of that Guarantor’s obligations under this Deed in form and substance reasonably satisfactory to such Guarantor.

3.6	Any determination of whether a member of the Group is or is not a Material Subsidiary shall be made in accordance with UK GAAP. A report of the auditors of the Ultimate Parent Company that, in their opinion, a member of the Group is or is not a Material Subsidiary shall be conclusive unless, within 20 Business Days of receiving a copy of such report, the Secretary of State serves notice on the Ultimate Parent Company that it disputes the determination of the auditors. Following receipt of such notice the Secretary of State and the Ultimate Parent Company shall use reasonable endeavours to settle the dispute within a period of 20 Business Days (or such longer period as the Secretary of State and the Ultimate Parent Company may mutually agree) from the date of receipt of such notice. If the dispute is not resolved within that period, the matter shall be referred to an independent accountant who shall act as an expert and not as an arbitrator and, in relation to such referral, the provisions of clause 42 (Dispute Resolution) of the Nuclear Liabilities Funding Agreement shall apply (to the extent that such provisions relate to determination of a dispute by an Expert) mutatis mutandis to a referral made under this clause 3 (Additional Guarantors; Release of Guarantors).

4	LATE PAYMENT

4.1	Each Guarantor agrees to pay interest on all amounts unpaid under this Deed after their due date for payment. This interest will be computed by reference to successive periods selected by the Secretary of State, which may not exceed 6 months. The first of these periods will start on the due date for payment of the unpaid amount. The rate of interest applicable during each of these periods will be a rate per annum equal to LIBOR plus 2 (two) per cent. This interest will be paid in arrear on the last day of each of these periods.

4.2	If a Guarantor fails to make a payment on the due date it shall reimburse the person entitled to the payment for the losses and expenses (including loss of profit) that person incurs, or will incur, as a result. The computation of these losses and expenses will take into account any amount received under clause 4.1.

5	REPRESENTATIONS AND WARRANTIES

5.1	Each of the Guarantors represents and warrants to the Guaranteed Parties that, as at the date of this Deed, each of the warranties set out in this clause 5.1 is true and accurate in all respects and not misleading:

5.1.1	each Guarantor is a company duly incorporated and validly existing under the laws of England and Wales or the laws of Scotland (as specified in Schedule 1 (Guarantors));

5.1.2	each Guarantor has the requisite capacity, power and authority to enter into and perform this Deed;

5.1.3	this Deed constitutes valid and binding obligations of each Guarantor in accordance with its terms;

5.1.4	the execution and delivery of this Deed, and the performance by each Guarantor of its obligations under this Deed will not:

(A)	result in a breach of, or constitute a default under, any instrument by which it is bound;

(B)	result in a breach of any order, judgement or decree of any court, governmental agency or regulatory body by which it is bound; or

(C)	require the consent of any person; and

other than (in the case of paragraphs (A) and (B)) a breach or default that will not result in a Material Adverse Change (as defined in the Creditors Restructuring Agreement) or (in the case of paragraph (C)) a consent the failure to obtain which will not result in a Material Adverse Change; and

5.1.5	except where such event occurs for the purpose of implementing the restructuring of the Group in accordance with or as contemplated by the Creditors Restructuring Agreement, no Default Event has occurred or is continuing in relation to any Guarantor.

5.2	The Guarantors undertake to disclose in writing to the Guaranteed Parties anything which is or may constitute a breach of or be inconsistent with any of the representations and warranties set out in clause 5.1 immediately it comes to the notice of any of them.

6	UNDERTAKINGS

6.1	Except for the purpose of implementing the restructuring of the Group in accordance with or as contemplated by the Creditors Restructuring Agreement, the Guarantors shall not, and shall procure that no other member of the Group shall, without the consent in writing of the Secretary of State, undertake any corporate reconstruction, amalgamation, merger or demerger if to do so would result in, or could reasonably be expected to result in, an increase in Costs of Discharging Liabilities.

6.2	Each Guarantor covenants to the Guaranteed Parties that it shall procure that the Ultimate Parent Company provides to the Guaranteed Parties during the term of this Deed:

6.2.1	audited consolidated financial statements for the Group in accordance with UK GAAP, consistently applied, as soon as such statements are publicly released and in any event within 90 days of the end of each Financial Period;

6.2.2	all other quarterly or semi-annual financial statements of each member of the Group prepared in accordance with the UK GAAP, consistently applied, as soon as such statements are publicly released; and

6.2.3	all reports required to be published by the UKLA by virtue of the admission of any of the equity of the Ultimate Parent Company to the Official List of the UKLA and, if none of its equity is so listed, all such reports as if such equity were so admitted.

6.3	Each Guarantor covenants to the Guaranteed Parties that during the term of this Deed:

6.3.1	it shall, and shall procure that each member of the Group which is a Guarantor shall, provide the Guaranteed Parties with the following information:

(A)	all notices, statements and circulars (together, “Documents”) despatched by any member of the Group to its shareholders or creditors (or any class thereof), such Documents to be provided at the same time as they are despatched; and

(B)	all regulatory news statements;

6.3.2	it shall not, and shall procure that no member of the Group which is a Guarantor shall, directly or indirectly enter into any material transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with or for the benefit of any of its Affiliates (excluding BNFL) unless such transaction or series of related transactions is entered into on terms no less favourable to the member of the Group than those terms which would be available in a comparable transaction in arm’s length dealings with an unrelated party, save for:

(A)	transactions which comply with Condition 8.4 (Eggborough Transactions) of the terms and conditions of the Bonds (as scheduled to the Trust Deed);

(B)	the provision of benefit arrangements for any employee, officer or director, including vacation plans, health and life insurance plans, deferred compensation plans, director’s and officer’s indemnification agreements and retirement or savings plans and similar plans, and any stock option or stock incentive plans (together with the issuance of securities pursuant to, or for the purpose of the funding of, any such agreements or arrangements), entered into in the ordinary course of business and which are customary in industry;

(C)	transactions entered into prior to the Issue Date or as part of the Restructuring (including, without limitation, under or pursuant to the Nuclear Liabilities Documentation as in effect on the Restructuring Date);

(D)	payment of compensation to and reimbursement of expenses of its employees, officers and directors in the ordinary course of business;

(E)	advances to employees which are Permitted Investments;

(F)	its Trading Arrangements;

(G)	transactions entered into on any arm’s length basis in the ordinary course of business between members of the Group;

(H)	advances to employees, officers and directors (or guarantees of third party loans to employees, officers and directors) in the ordinary course of business;

(I)	transactions with BNFL which comply with Condition 8.6 (Limitations on transactions with BNFL) of the terms and conditions of the Bonds (as scheduled to the Trust Deed);

(J)	Permitted Payments; and

(K)	any sale of Capital Stock of BE plc, other than Disqualified Capital Stock;

6.3.3	it shall not, and shall procure that no member of the Group shall, except with the prior written consent of the Guaranteed Parties, directly or indirectly create or agree to create or permit to arise or subsist any mortgage, pledge, lien, charge, assignment, hypothecation or other security interest or any other agreement or arrangement having the effect of conferring security (including, without limitation, any sale and leaseback but excluding, without limitation, any rights of set-off or combination of accounts arising under common law, in equity or under statute or regulation) (each a “Security Interest”), other than:

(A)	any Security Interest existing on the Issue Date;

(B)	any Security Interest required to be granted pursuant to, or as a condition precedent to, the Liabilities Documents, including to secure the payment of the Decommissioning Default Payment (as defined in the Contribution Agreement);

(C)	any guarantee, indemnity or credit support in favour of a third party providing agency, brokerage, clearing or settlement services in respect of Trading Arrangements provided such guarantee, indemnity or credit support is for such services to the relevant member of the Group;

(D)	any Security Interest under court judgements or court orders to the extent that the same are adequately bonded and appeals have not been exhausted;

(E)	any Security Interest arising by reason of taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith;

(F)	deposits to secure public, regulatory or statutory obligations or in lieu of surety bonds incurred in the ordinary course of business;

(G)	any lien arising by operation of law;

(H)	any rights of set-off with respect to demand or time deposits with financial institutions and banker’s liens and any depositary institution’s security in bank accounts with it in the ordinary course of business except where the relevant member of the Group indicates that such deposit is made by way of collateral;

(I)	any Security Interest created by a member of the Group to secure Financial Indebtedness owing to another member of the Group;

(J)	any Security Interest the principal purpose and effect of which is to allow the setting-off or netting of obligations of a member of the Group with those of a financial institution in the ordinary course of the cash management arrangements of that Group member;

(K)	any Security Interest represented by good faith deposits in connection with tenders, leases and contracts (other than contracts for the payment of money) of the relevant member of the Group;

(L)	any Security Interest to secure performance bonds, leases (including statutory and common law landlord’s liens), statutory obligations, surety and appeal bonds, letters of credit and other obligations of a like nature and incurred in the ordinary course of business;

(M)	any Security Interest provided in connection with environmental licences and any other permits, licences or authorisations, or in compliance with any other regulatory requirements, in any such case in relation to any Permitted Business of the relevant Group member;

(N)	any Security Interest over cash paid into an escrow account by any third party pursuant to any deposit or retention of purchase price arrangements entered into pursuant to any disposal or acquisition (permitted by the terms of the Bonds) made by a member of the Group;

(O)	any Security Interest created under or in connection with or arising out of the Balancing and Settlement Code, the Connection and Use of System Code, the Grid Code, required under the terms of a Group member’s Electricity Generation Licence, Electricity Supply Licence or Gas Shipper’s Licence or otherwise reasonably required to obtain and maintain access to, or use of, transmission and distribution systems and participation in wholesale electricity markets in England, Wales or Scotland by any Group member provided that any collateral so provided by any Eggborough Subsidiary is provided on terms such that, upon release, such collateral shall not be paid to it but shall instead be returned to another Group member;

(P)	any Security Interest given by way of cash collateral or cash deposits in relation to Trading Arrangements or procurement contracts with suppliers, in each case entered into in the ordinary course of that Group member’s business (or any such Security Interest given in respect of letters of credit relating to such obligations);

(Q)	any Security Interest securing for the benefit of the vendor of a Renewables Obligation Certificate, emissions permits (in relation to the Eggborough Plant) or other similar or related permits, obligations or entitlements

(each, a “Permit”), some or all of the purchase price being payable in respect of such Permit, provided that such Security Interest only extends to such Permit and secures Financial Indebtedness in an amount not in excess of the purchase price for such Permit;

(R)	any Security Interest over goods or documents of title arising in the course of letter of credit transactions entered into by a Group member in the ordinary course of business;

(S)	any provision for the retention of title to any asset by the vendor or transferor of such asset which asset is acquired by a Group member in a transaction entered into in the ordinary course of business, if it is normal market practice for such retention of title provision to be included for such a transaction, or arising under conditional sale or hiring arrangements in respect of goods supplied in the ordinary course of trading;

(T)	any Security Interest on assets of a member of the Group which becomes a member of the Group after the Restructuring Date, to secure obligations of that member of the Group existing at the date on which it becomes a member of the Group (but not any increase in principal amount (other than by capitalisation of interest) or extension of maturity of such obligations) provided that such Security Interest was not created in contemplation of or in connection with such company becoming a member of the Group, that such Security Interest shall not extend to any other assets owned by any member of the Group and that such obligations are repaid in full within 180 days of such company becoming a member of the Group;

(U)	any Security Interest over receivables comprising part of the Secured Basket (including any Security Interest over related insurance policies taken out by the seller of the receivables in relation to the debtors under such receivables and any Security Interest over the records and systems necessary for producing invoices relating to such receivables);

(V)	any other Security Interest not permitted under paragraphs (A) to (U) above securing obligations (contingent or otherwise) of up to £10,000,000 in aggregate at any one time; and

(W)	renewals and/or refinancings referred to under paragraphs (A) to (V) above provided that such renewal or refinancing (as the case may be) of the Security Interest is limited to all or part of the same property or assets (including any improvements, accessions, proceeds or dividends or distributions in respect thereof) or is in respect of property that is subject to a permitted Security Interest under this clause 6.3.3, unless at the same time it grants security equally and rateably to the Guaranteed Parties to secure amounts that are or may become payable under the Liabilities Documents, provided that this clause 6.3.3 shall cease to apply on the later of (a) the date on which the NLF Payment Percentage (as defined in the Contribution Agreement) falls below 10 per cent. and (b) 31 March 2014. Notwithstanding anything to the contrary in this clause 6.3.3, no Group member may create or agree to create or permit to arise or subsist any Security Interest in respect of any of its benefits and rights under the Historic Liabilities Funding Agreement or Nuclear Liabilities Funding Agreement. For the avoidance of doubt, no purpose trust declared, arising or subsisting in respect of moneys received by any member of the Group from the Secretary of State pursuant to the Historic Liabilities Funding Agreement or from the Secretary of State or the NLF pursuant to the Nuclear Liabilities Funding Agreement and which moneys are, in either case, required to be held on trust for the benefit of the Secretary of State or the NLF until they are applied to the purpose for which they were given, shall constitute a Security Interest for the purposes of the foregoing;

6.3.4	it shall, and shall procure that each member of the Group shall, maintain in force all authorisations, consents, approvals and licences that are necessary to ensure the validity and enforceability of their respective obligations under the Liabilities Documents; and

6.3.5	it shall, and shall procure that each member of the Group shall, take all steps reasonably required to be taken by it to ensure the validity and enforceability of any security required to be granted to NLF or the Secretary of State under any provision of the Liabilities Documents.

6.4	Each of the Guarantors undertakes to disclose in writing to the Guaranteed Parties anything which is or may constitute a breach of or be inconsistent with any of the covenants in this clause 6 (Undertakings) immediately it comes to the notice of any of them.

7	NO SET-OFF OR WITHHOLDING

7.1	All payments to be made to a Guaranteed Party by a Guarantor or by a Guaranteed Party to a Guarantor under this Deed shall be made in full, subject to the provisions of clause 8 (Set-off by Guaranteed Party) and except to the extent a deduction or withholding is permitted under clause 7.2. All such payments will be free and clear of any right of set-off and from any restriction, condition or deduction because of any counterclaim.

7.2	All payments to be made to a Guaranteed Party by a Guarantor under this Deed shall be made in full without deduction or withholding of or in respect of any Tax, unless this is required by law. Where such a deduction or withholding is so required, the Guarantor shall be permitted to make such deduction or withholding.

7.3	If a Guarantor becomes or will become required by law to make any deduction or withholding under clause 7.2 or there is or will be any change in the requirement to make any such deduction or withholding, the Guarantor will give notice to the Guaranteed Parties of any such requirement or change in requirement as soon as the Guarantor becomes aware of it.

8	SET-OFF BY GUARANTEED PARTY

8.1	Each Guaranteed Party may, without prejudice to any of its or her other rights, set off any matured obligation owed by the Guarantor under this Deed to the Guaranteed Party against any obligation (whether or not matured) owed by the Guaranteed Party to the Guarantors. Each Guaranteed Party shall endeavour to give notice to a Guarantor of any set off on or before the set off is effected but failure by such Guaranteed Party to give notice shall not affect the rights of those parties to set off or invalidate any set off effected by them.

8.2	If the obligations referred to in clause 8.1 are in different currencies, then, for the purpose of any such set-off, the Guaranteed Party may convert any such obligations at the rate of exchange determined by it in its sole and absolute discretion to be prevailing at the date of set-off.

8.3	This clause 8 (Set-off by Guaranteed Party) is intended to give rise to rights in contract only and is not intended to constitute, create or give rise to a security interest of any kind over any asset of the Guarantors. If and to the extent that any right conferred under this clause 8 (Set-off by Guaranteed Party) would, notwithstanding the foregoing sentence, constitute, create or give rise to any security interest, such right shall be of no effect.

9	LIABILITY

9.1	The liabilities of the Guarantors under this Deed are joint and several. If any liability of one or any of the Guarantors is, or becomes, illegal, invalid or unenforceable in any respect, that shall not affect or impair the liabilities of the other Guarantors under this Deed.

9.2	Where any liability of any of the Guarantors which is both joint and several is discharged (in whole or in part), which shall include release, accord and satisfaction or otherwise, the other Guarantors shall continue to be jointly and severally liable in respect of that liability.

9.3	The Secretary of State may release or compromise the liability of any of the Guarantors or grant time or other indulgence to the same without releasing or reducing the liability of any other party.

10	REMEDIES AND WAIVERS

10.1	No delay or omission by any party in exercising any right, power or remedy provided by law or under this Deed or any other documents referred to in it shall affect that right, power or remedy or operate as a waiver of it.

10.2	The single or partial exercise of any right, power or remedy provided by law or under this Deed shall not preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy.

10.3	The rights, powers and remedies provided in this Deed are cumulative and not exclusive of any rights, powers and remedies provided by law.

11	INVALIDITY

If at any time any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(A)	the legality, validity or enforceability in that jurisdiction of any other provision of this Deed; or

(B)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Deed.

12	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

12.1	Subject to clause 12.2, the parties to this Deed do not intend that any term of this Deed should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Deed.

12.2	The Guarantors acknowledge and agree that a Guaranteed Party which is not a party to this Deed may enforce any or all of the provisions of this Deed.

13	FURTHER ASSURANCE

Each of the Guarantors shall at its own cost, from time to time on request, do or procure the doing of all acts and/or execute or procure the execution of all documents in a form reasonably satisfactory to the Guaranteed Parties which each such party may reasonably consider necessary for giving full effect to this Deed and securing the full benefit of the rights, powers and remedies conferred upon them in this Deed.

14	ENTIRE AGREEMENT

14.1	This Deed and the other Liabilities Documents constitute the whole and only agreement between the parties relating to the subject matter of this Deed and the other Liabilities Documents.

14.2	Each party acknowledges that in entering into this Deed and the other Liabilities Documents it is not relying upon any pre-contractual statement which is not set out in one or more of the Liabilities Documents.

14.3	Except in the case of fraud, no party shall have any right of action against any other party arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in one or more of the Liabilities Documents.

14.4	For the purposes of this clause 14 (Entire Agreement), “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of one or more of the Liabilities Documents made or given by any person at any time prior to the date of this Deed.

15	ASSIGNMENT

Prohibition on Assignment

15.1	Subject to clause 15.2, no party may at any time:

15.1.1	assign all or any part of the benefit of, or its rights or benefits under, this Deed; or

15.1.2	make a declaration of trust in respect of or enter into any arrangement whereby it agrees to hold in trust for any other person all or any part of the benefit of, or its rights or benefits under, this Deed; or

15.1.3	sub-contract or enter into any arrangement whereby another person is to perform any or all of its obligations under this Deed.

Permitted Transfer

15.2	Each Guaranteed Party may at any time assign all or any part of the benefit of this Deed to its assignees and nominees under any of the Liabilities Documents (including, without limitation, any Station Purchaser and the Nirex Purchaser) to the extent that any such assignee or nominee has had rights under the Liabilities Documents vested in it by virtue of a permitted assignment or nomination of such rights.

16	NOTICES

16.1	A notice under this Deed shall only be effective if it is in writing. Telexes and e-mail notices are not permitted but faxes are permitted.

16.2	Notices under this Deed shall be sent to a party at its address or number and for the attention of the individual set out below:

Party	Address	Facsimile No.	Attention
Any Guarantor	c/o The Company Secretary British Energy Group plc Systems House Alba Campus Livingston EH54 7EG	01506 408 824	Company Secretary

The Secretary of State	One Victoria Street London SW1H OET	020 7215 0138	Head of British Energy Team, Energy Group

NLF	78 Hatton Garden London EC1N 8JA	020 7405 6736	Company Secretary

provided that a party may change its notice details on giving notice to the other party of the change in accordance with this clause 16 (Notices). That notice shall only be effective on the date falling five clear Business Days after the notification has been received or such later date as may be specified in the notice.

16.3	Any notice given under this Deed shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

16.3.1	if delivered personally, on delivery;

16.3.2	if sent by first class post from the UK to a UK address, two clear Business Days after the date of posting;

16.3.3	if sent by first class airmail from the UK to an address outside the UK, five clear Business Days after the date of posting; and

16.3.4	if sent by facsimile, when clearly received in full.

16.4	Any notice given under this Deed outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

16.5	The provisions of this clause 16 (Notices) shall not apply in relation to the service of Service Documents.

17	COSTS AND EXPENSES

Except as otherwise stated in this Deed or any other agreement between any of the parties to this Deed, each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Deed.

18	COUNTERPARTS

18.1	This Deed may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

18.2	Each counterpart shall constitute an original of this Deed, but all the counterparts shall together constitute but one and the same instrument.

19	CHOICE OF GOVERNING LAW

This Deed is to be governed by and construed in accordance with English law.

20	JURISDICTION

20.1	The courts of England are to have jurisdiction to settle any dispute arising out of or in connection with this Deed. Any Proceedings may be brought in the English courts.

20.2	Any Proceedings may also be brought in the courts of Scotland.

20.3	Any party may bring Proceedings in any court which has jurisdiction other than by virtue of clause 21 (Agent for Service).

20.4	This clause 20 (Jurisdiction) shall not limit the right of any party to bring Proceedings, to the extent permitted by law, in the courts of more than one jurisdiction at the same time.

20.5	Each party waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any like ground, to the taking of Proceedings by another party in any court in accordance with this clause. Each party also agrees that a judgement against it in Proceedings brought in any jurisdiction in accordance with this clause 20 (Jurisdiction) shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

20.6	Each party irrevocably submits and agrees to submit to the jurisdiction of the English courts and of any other court in which Proceedings may be brought in accordance with this clause.

21	AGENT FOR SERVICE

21.1	Each person specified in Schedule 1 (Guarantors) as being incorporated in a jurisdiction other than England and Wales and each Additional Guarantor incorporated in a jurisdiction other than England and Wales irrevocably appoints BEG, and NLF irrevocably appoints PKF of 78 Hatton Garden, London EC1N 8JA, in each case to be its agent for the receipt of Service Documents and each of them agrees that any Service Documents may be effectively served on it in connection with Proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules 1998 (as amended).

21.2	If an agent at any time ceases for any reason to act as such for one or more of the appointing parties that or those appointing parties shall appoint a replacement agent having an address for service in England and Wales and shall notify the other parties of the name and address of the replacement agent. Failing such appointment and notification, the Secretary of State shall be entitled by notice to appoint a replacement agent to act on behalf of the appointing parties. The provisions of this clause 21 (Agent for Service) applying to service on an agent apply equally to service on a replacement agent.

21.3	A copy of any Service Document served on an agent shall be sent by post to the appointing parties. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

IN WITNESS of which this document has been executed and delivered as a Deed on the date which first appears on page 1 above.

Schedule 1

Guarantors

Company	Country of Incorporation	Company Number
British Energy Group plc	Scotland	SC270184
British Energy Holdings plc	Scotland	SC270186
British Energy plc	Scotland	SC162273
British Energy Generation (UK) Limited	Scotland	SC117121
British Energy Generation Limited	England	03076445
British Energy Power and Energy Trading Limited	Scotland	SC200887
British Energy Investment Limited	Scotland	SC173730
District Energy Limited	England	02362017
British Energy International Holdings Limited	Scotland	SC138614
Peel Park Funding Limited	Scotland	BR006311
British Energy Treasury Finance Limited	Scotland	SC251425
British Energy Renewables Limited	Scotland	SC214892
British Energy Direct Limited	England	04935015

Schedule 2

Form of Accession Deed

To:	Nuclear Liabilities Fund Limited and
The Secretary of State

From:	[Additional Guarantor] and [Ultimate Parent Company]

Dated:

Dear Sirs

Guarantee and Indemnity dated 14 January, 2005

(the “Guarantee”)

1.	We refer to the Guarantee. This is an Accession Deed. Terms defined in the Guarantee have the same meanings in this Accession Deed unless given a different meaning in this Accession Deed.

2.	[Additional Guarantor] agrees to become an Additional Guarantor and to be bound by the terms of the Guarantee as an Additional Guarantor pursuant to clause 3 (Additional Guarantors; Release of Guarantors) of the Guarantee. [Additional Guarantor] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Additional Guarantor] represents and warrants on the terms set out in clause 5 (Representations and Warranties) of the Guarantee.

4.	[Additional Guarantor’s] administrative details are as follows:

Address:	Fax No:	Attention:
•	•	•

5.	[Additional Guarantor] irrevocably appoints • of • to be its agent for the receipt of Service Documents for the purposes of clause 21 (Agent for Service).

6.	This Accession Deed is governed by and shall be construed in accordance with, English law.

7.	This Accession Deed is entered into by Deed.

[Appropriate	execution clause]

Schedule 3

Documents for Additional Guarantors

1.	A certified copy of the constitutional documents of the Additional Guarantor.

2.	A certified copy of a resolution of the board of directors of the Additional Guarantor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Deed and resolving that it execute the Accession Deed; and

(b)	authorising a specified person or persons to execute the Accession Deed on its behalf.

3.	A copy of any other authorisation or other document, opinion or assurance which the Secretary of State considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Deed or the validity and enforceability of the Guarantee as against the Additional Guarantor.

4.	Security documentation granting valid first ranking fixed and floating security in favour of NLF, in form and substance reasonably comparable to the security granted in favour of the Secretary of State under or in connection with the Credit Facility Agreement (with such amendments as NLF may reasonably require), to secure the Decommissioning Default Payment, together with all consents and approvals for the creation of that security and/or such other security documentation as NLF may reasonably require for the purpose of creating security interests in favour of NLF over any or all of the assets and undertaking of the assignee, on such terms as NLF may reasonably require for the purposes of securing the Decommissioning Default Payment.

Schedule 4

Material Subsidiaries

For the purposes of this Deed, a “Material Subsidiary” means:

1.	at all times during which either (i) all or any of the New Bonds or the CTA Global Bond (each as defined in the Creditors Restructuring Agreement) are in issue; or (ii) any senior, unsecured debt resulting from a contemporaneous refinancing of the whole or part of the New Bonds or the CTA Global Bond is in issue, each member of the Group whose gross assets, turnover or profits (before interest and taxation) is 5 per cent. or more of the consolidated assets, turnover or profits (before interest and taxation) respectively of the Group (in each case excluding all assets relating to amounts receivable under the Liabilities Documents); and

2.	at all times after which paragraph 1 has ceased to apply, each member of the Group:

(A)	(i) whose profits (before interest and taxation) are 15 per cent. or more of the consolidated profits of the Group (before interest and taxation); or

(ii) whose gross assets are 15 per cent. or more of the consolidated gross assets of the Group (in each case excluding all assets relating to amounts receivable under the Liabilities Documents),

all as shown (in the case of a member) in its most recent annual audited accounts and (in the case of the Group) in the most recent Accounts; or

(B)	which becomes a member of the Group or acquires assets subsequent to the date of the then most recent Accounts and:

(i) whose profits (before interest and taxation) would be 15 per cent. or more of the consolidated profits of the Group (before interest and taxation); or

(ii) whose gross assets would be 15 per cent. or more of the consolidated gross assets of the Group (in each case excluding all assets relating to amounts receivable under the Liabilities Documents),

if the Accounts and the annual audited accounts of the Group member were prepared on its becoming a member of the Group or as at the date of acquisition of such assets, as the case may be,

provided that:

(i)	a member of the Group which becomes a Material Subsidiary pursuant to paragraph (B) shall cease to be a Material Subsidiary after the date of publication of the first Accounts prepared after the member becomes a Material Subsidiary, unless it is still a Material Subsidiary pursuant to paragraph (A); and

(ii)	for the purposes of paragraph (B) above, in determining whether a member of the Group is a Material Subsidiary, the latest Accounts and the most recent annual audited accounts of the relevant member shall be adjusted as the auditors of BE plc think fair and appropriate to take account of members or assets acquired or disposed of subsequent to the date of the then most recent Accounts.

3.	For the purposes of paragraphs 1 and 2 above:

(A)	the Eggborough Subsidiaries, unless and until either (i) Eggborough Power Limited shall have ceased to own the Eggborough Plant, (ii) Eggborough Power (Holdings) Limited shall have ceased to own the shares in EPL or (iii) the Eggborough Security is released in accordance with its terms (subject to the satisfaction of the foregoing tests); and

(B)	British Energy Trading Services Limited (“BETS”), for so long as it is unable to act as a Guarantor as a result of legal or regulatory restriction relating to its business,

shall not constitute Material Subsidiaries.

4.	At any time during which either of the Eggborough Subsidiaries and/or BETS are not Guarantors any calculations of the assets, turnover and profit (before interest and tax expense) of the Group shall exclude the assets, turnover and profit (before interest and tax expense) attributable to those entities.

SECRETARY OF STATE	)
The corporate seal of the	)
Secretary of State for	)
Trade and Industry	)
hereunto affixed is	)
authenticated by Ruth	)
Hannant, an official of the	)
Department of Trade and
Industry

Executed as a deed by	)
NUCLEAR GENERATION	)	Director
DECOMMISSIONING	)
FUND LIMITED acting by a	)
director and its secretary or	)	Director/Secretary
two directors

Executed as a deed by

and by

as attorneys for
BRITISH ENERGY GROUP PLC
in the presence of:

Signature of witness:

Name of witness:

Address of witness:

Occupation of witness:

Executed as a deed by

and by

as attorneys for
BRITISH ENERGY HOLDINGS PLC
in the presence of:

Signature of witness:

Name of witness:

Address of witness:

Occupation of witness:

Executed as a deed by

and by

as attorneys for
BRITISH ENERGY PLC
in the presence of:

Signature of witness:

Name of witness:

Address of witness:

Occupation of witness:

Executed as a deed by

and by

as attorneys for
BRITISH ENERGY GENERATION (UK) LIMITED
in the presence of:

Signature of witness:

Name of witness:

Address of witness:

Occupation of witness:

Executed as a deed by

and by

as attorneys for
BRITISH ENERGY GENERATION LIMITED
in the presence of:

Signature of witness:

Name of witness:

Address of witness:

Occupation of witness:

Executed as a deed by

and by

as attorneys for
BRITISH ENERGY POWER AND ENERGY TRADING LIMITED
in the presence of:

Signature of witness:

Name of witness:

Address of witness:

Occupation of witness:

Executed as a deed by

and by

as attorneys for
BRITISH ENERGY INVESTMENT LIMITED
in the presence of:

Signature of witness:

Name of witness:

Address of witness:

Occupation of witness:

Executed as a deed by

and by

as attorneys for
DISTRICT ENERGY LIMITED
in the presence of:

Signature of witness:

Name of witness:

Address of witness:

Occupation of witness:

Executed as a deed by

and by

as attorneys for
BRITISH ENERGY INTERNATIONAL HOLDINGS LIMITED
in the presence of:

Signature of witness:

Name of witness:

Address of witness:

Occupation of witness:

Executed as a deed by

and by

as attorneys for
PEEL PARK FUNDING LIMITED
in the presence of:

Signature of witness:

Name of witness:

Address of witness:

Occupation of witness:

Executed as a deed by

and by

as attorneys for
BRITISH ENERGY TREASURY FINANCE LIMITED
in the presence of:

Signature of witness:

Name of witness:

Address of witness:

Occupation of witness:

Executed as a deed by

and by

as attorneys for
BRITISH ENERGY RENEWABLES LIMITED
in the presence of:

Signature of witness:

Name of witness:

Address of witness:

Occupation of witness:

Executed as a deed by

and by

as attorneys for
BRITISH ENERGY DIRECT LIMITED
in the presence of:

Signature of witness:

Name of witness:

Address of witness:

Occupation of witness:

CA032750022